Exhibit 21

Subsidiaries of the Bancorp

Name	Jurisdiction of Organization
Peoples Bank SB	Indiana
NWIN, LLC	Nevada
NWIN, Holdings	Nevada
NWIN, Investments	Nevada
NWIN Funding	Maryland
Peoples Service Corporation	Indiana
Columbia Development Company	Indiana
NWIN Risk Management, Inc.	Nevada